SCHEDULE 14A INFORMATION

            PROXY STATEMENT PURSUANT TO SECTION 14(a)
             OF THE SECURITIES EXCHANGE ACT OF 1934

                   (AMENDMENT NO.       )

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          AEI REAL ESTATE FUND 86-A LIMITED PARTNERSHIP
                1300 Minnesota World Trade Center
                       30 East 7th Street
                   St. Paul, Minnesota  55101

                        CONSENT STATEMENT

         For Amendment to Limited Partnership Agreement to Permit Reinvestment of Sales Proceeds

        THIS CONSENT STATEMENT IS BEING MAILED TO INVESTORS ON OR ABOUT SEPTEMBER 15, 1996. TO BE COUNTED, A PROPERLY SIGNED CONSENT FORM MUST BE RECEIVED BY THE MANAGING GENERAL PARTNER AT 1300 MINNESOTA WORLD TRADE CENTER, 30 EAST 7TH STREET, ST. PAUL, MINNESOTA 55101, ON OR BEFORE OCTOBER 31, 1996.

       AEI Fund Management 86-A, Inc., the managing general partner (the "Managing General Partner"), of AEI Real Estate Fund 86-A Limited Partnership (the "Partnership") is proposing an amendment (the "Amendment") to the Partnership's Limited Partnership Agreement (the "Partnership Agreement") to enable the Partnership to reinvest the Net Proceeds of Sale of Partnership properties until the final liquidation of the Partnership. The Partnership Agreement was previously amended in December 1989 to provide for a 60 month reinvestment period, which period has expired. Approval of the Amendment will enable the Partnership to reinvest a portion of the Net Proceeds of Sale resulting from sale of three of the Partnership's properties, and any other sale that occurs prior to the liquidation of this Partnership.

        The proposed Amendment will affect your investment in the Partnership in a number of ways and involves a number of Risks, including the following:

        If the Amendment is approved Investors will not receive the cash generated from property sales that is reinvested, including an additional $269 of cash from recent sales that will be distributed absent approval of the Amendment, until final liquidation of the Partnership and will have only limited rights to present their units for repurchase before then. There can be no assurances that the properties in which proceeds are reinvested if the Amendment is approved will generate periodic distributions, if any, in excess of what an Investor would receive from an alternative investment.

        The Amendment may render more difficult the disposition of properties within the original intended life of the Partnership. The General Partners intend to commence final disposition of properties by the year 2,000, although the disposition of any particular property may be delayed based on market and other conditions. The Partnership Agreement provides that the Partnership must be liquidiated by, and the ultimate distribution of its assets could be delayed until, the year 2036.

      The General Partners have a conflict of interest in proposing the Amendment because they will receive more aggregate reimbursements from the Partnership if proceeds are reinvested than they will if proceeds were not reinvested. Reimbursements to the General Partners for expenses incurred have averaged approximately $125,000 per year during the past two years and aggregated $375,933 during the three years ended December 31, 1995. Such reimbursements will decrease if cash is distributed and fewer properties are under management in the Partnership.

        Proceeds will be reinvested in additional triple net leased commercial properties that are subject to many of the same risks of nonperformance, (including risks related to changing market values, tenant defaults, difficulty of resale, among others) as the original properties.

       Investors will be taxed on the full amount of gain generated from sale of properties but will receive distributions designed to cover potential tax effects assuming only a federal tax rate of 35%. If the Amendment is approved, Investors who have higher combined federal and state tax rates may not receive distributions from such sales adequate to cover their tax liabilities.

       Investors will not be able to review in advance the properties in which proceeds are reinvested.

       The Managing General Partner believes, as set forth in more detail below, that reinvestment will allow the Partnership to generate additional rental income and potential gains on sale without incurring the expenses of capital raising. For such reasons, the Managing General Partner recommends a vote "FOR" the proposed Amendment.



                             SUMMARY

    The following summary is qualified in its entirety by the more detailed discussion of the proposed Amendment set forth herein and in the text of the proposed Amendment.

       The Amendment. The Managing General Partner is proposing an Amendment to Section 5.4 of the Partnership Agreement that would eliminate the requirement that the Partnership distribute all Net Proceeds of Sale of properties and allow reinvestment of some or all of such proceeds until final liquidation of the Partnership.

       Reasons for the Amendment.  The  Partnership holds a number
of   properties  which may  be sold prior to final liquidation of the Partnership due to favorable market conditions, exercise of lease purchase options, tenant restructuring or other reasons. Although the Managing General Partner cannot guarantee returns, it believes it can continue to generate favorable returns to
Investors   by  reinvestment  of  such  proceeds  in   additional
properties. The Partnership sold its ownership in three of its properties; an Applebee's restaurant in Ft. Myers, Florida, for a net cash gain of $467,203, its ownership interest of a 20%
interest in a Cheddar's restaurant in Columbus, Ohio, for a net cash gain of $8,115, and an office building in Kearney, Nebraska for a net cash loss of $104,123. The Partnership would like to reinvest the proceeds therefrom.

       Risks of the Amendment. The Amendment will present several risks, including the following:

   1. Deferred Cash Distributions. Rather than distributing all net cash proceeds on sale of a property, the Amendment will allow the Partnership (if the Managing General Partner determines, in its discretion, that it is advantageous to the Partnership) to reinvest such proceeds in new properties, (subject to a continuing obligation to distribute to limited partners ("Investors") as much cash proceeds as is necessary to pay the income tax liability (at a tax rate of 35%) generated by the sale of property). Accordingly, distribution of cash on sale will be delayed until the Managing General Partner determines to liquidate the Partnership and investors will be foregoing an immediate distribution of $269 per unit if the Amendment is approved in return for the possibility of distributions and the potential for appreciation in the future. There can be no assurance that properties in which proceeds will be reinvested in the Amendment is approved will generate periodic distributions uin excess of the reeturn that could be obtained on an alternative investment or that such properties will be eventually be sold at a gain.

  2. Risk of Extension of Partnership Life. The General Partners intend to reinvest proceeds from sale of properties in properties that will be sold again within the next few years. The Amendment may render more difficult the disposition of properties within the original intended life of the Partnership. The General Partners intend to commence final disposition of properties by the year 2,000, although the disposition of any particular property may be delayed based on market and other conditions. The Partnership Agreement provides that the Partnership must be liquidiated by the year 2036. Accordingly, the Amendment may have the effect of extending the life of the Partnership for several years and delaying the ultimate distribution of its assets upon liquidation.

   3. Real Estate Risks on Reinvestment. Proceeds will be reinvested in additional triple net leased commercial properties that are subject to the same risks of performance or nonperformance as the properties originally acquired by the Partnership. The value of real estate is subject to a number of factors beyond the control of the Partnership, including national economic conditions, changes in interest rates, changes in real estate taxes, governmental rules and regulations and competition from other forms of financing. If adverse changes in these general conditions negatively affect market value, the final disposition of the property, and the distribution of cash to investors, may be delayed or the disposition may result in a loss, or both. The value of properties in which the fund will invest will be effected by the financial condition of the tenant. If a tenant is unable to perform its lease obligations, the Partnership may not be able to sell the property and may be forced to sell the property at a loss. Further, in the event of a bankruptcy of a tenant, the Partnership might not be able to obtain possession of the property for a considerable period of time.

   4.   Undesignated Properties.  Investors will not be  able  to
review   in   advance  the  properties  in  which  proceeds   are
reinvested.

  5. General Partner Conflicts of Interest. The General Partners have a conflict of interest in proposing the Amendment because they will receive more aggregate reimbursements from the Partnership if proceeds are reinvested than they will if proceeds were not reinvested. The General Partner will be reimbursed for the costs it incurs, including costs of its personnel, in reinvesting the proceeds and managing the properties in which the proceeds are reinvested. Such reimbursements will include the salaries of personnel of the General Partner during the time they spend on such activities, plus a small portion (based on hours of employees spent on partnership activies and the assets of the partnership as compared to all partnerships the General Partners manage) of other overhead, such as rental expense, of the General Partners. Reimbursements to the General Partners for expenses incurred have averaged approximately $125,000 per year during the past two years and aggregated approximately over $375,933 during the three years ended December 31, 1995. Such reimbursements will decrease if cash is distributed and fewer properties are under management in the Partnership.



            REASONS FOR AND EFFECTS OF THE AMENDMENT

General

        If Investors approve the Amendment of the Partnership Agreement, the Partnership would have the opportunity, upon the sale or other disposition of properties which it currently owns or which may be acquired, to reinvest the Net Proceeds of Sale in additional triple net leased properties. Under the original terms of the Partnership Agreement, reinvestment of the Net Proceeds of Sale from the sale of properties was limited to a period of 24 months, which expired July 9, 1988. In October 1989, the Partnership Agreement was amended to allow for a 60 month period for reinvestment of Net Proceeds of Sale, which expired July 9, 1991. By consenting to the Amendment of the Partnership Agreement, Investors would permit the Partnership to acquire new properties with the Net Proceeds of Sale from the sale of the Applebee's, Cheddar's and office building properties (net of any distributions to Investors) or any other sale of Partnership property that occurs prior to the final liquidation of the Partnership.

        The Amendment is not intended to extend the life of the Partnership. The Prospectus pursuant to which the units of limited partnership interest were sold indicated that the General Partners expected that most of the properties would be sold or refinanced eight to twelve years after acquisition. The Applebee's property described below was acquired in 1988 and it remains the intention to sell the properties in which sale proceeds are reinvested, depending market conditions and the benefits of continued ownership, by the year 2000.

       The Managing General Partner believes that it can generate favorable returns through the investment of sale proceeds in newly constructed properties that it purchases at construction cost and resells within a few years. The Managing General Partner believes that, in most cases, because the owner is compensated for the risk of development and contruction through increase in market value, the market value of properties will exceed the cost of development. Because no commissions will be paid in connection with reinvestment, the entire amount of reinvested proceeds can be applied to the purchase price and expenses associated with acquisition of newly acquired properties. Further, the Managing General Partner believes that, if allowed to reinvest the Net Proceeds of Sale (after a distribution to Investors to cover income taxes in accordance with the Partnership Agreement), it can acquire properties that will generate attractive net rental income for the Partnership during the period they are held. Recent acquisitions by the General Partners for other real estate limited partnerships that have investment objectives substantially identical to the Partnership have produced what the General Partners believe are favorable rental rates. No assurances can be given, however, that a property acquired by the Partnership will produce similar rentals, that such rentals will not be interrupted by events outside the Managing General Partners' control, or that the market value of any properties acquired will exceed their cost immediately after acquisition or within the several years the Partnership proposes to hold the properties.

       The Managing General Partner of the Partnership is currently evaluating a number of properties for acquisition. Affilates of the Managing General Partners manage eleven public and eleven private real estate partnerships and have developed relationships
with   the  companies  that  lease  properties  from  such  other partnerships that cause them to send proposals for similar properties to the General Partners. The Managing General Partner will not be obligated to obtain the consent of Investors as to the type of property acquired if this Amendment is approved.
Nevertheless,  any  property  acquired  will  comply   with   the
investment objectives and policies set forth in the Prospectus pursuant to which the Units were initially offered. Any property acquired will be an existing commercial property that will be acquired on a debt-free basis and will likely be leased to a single tenant pursuant to a triple-net lease in the franchise
restaurant  industry.   No property will  be  acquired  from  the
General Partners or their Affiliates. There can, however, be no assurance that favorable returns will be achieved.

Sale of Properties

       The Amendment is being proposed at this time to facilitate reinvestment of Net Proceeds of Sale of an Applebee's restaurant in Ft. Myers, Florida, a Cheddar's restaurant in Columbus, Ohio and an office building in Kearney, Nebraska. The Partnership purchased the Applebee's restaurant property on February 1, 1988. The property was leased to Apple South, Inc. under a 20-year, non-cancelable triple-net lease agreement. The total cost of the property to the Partnership was $1,179,405. The lease agreement provided Apple South, Inc. with an option to purchase the property after the seventh lease year. The purchase price was the greater of a) $1,170,000 increased by 5% per annum per lease year, or b) the average rent paid by the lessee over the immediately preceding two year period divided by eleven percent, or c) the fair market value of the property thirty days prior to the time of closing.

        Apple South, Inc. exercised that option by notifying the Partnership and the sale of the property closed on July 28, 1995. The Partnership received Net Proceeds of Sale of $1,646,608 which resulted in a net cash gain on sale of $467,203. The Partnership's adjusted basis in the property, after depreciation, was $978,299. Accordingly, the sale of the property generated a taxable gain of $668,309, or $90.98 per outstanding limited partnership unit.

        The Partnership purchased a 20% interest in the Cheddar's restaurant property on June 7, 1990. The remaining interest in the property was purchased by AEI Real Estate Fund XVIII Limited Partnership, an affiliate of the Partnership. The property was leased to Heartland Restaurant Corporation under a 20-year, non-cancelable triple-net lease agreement. The total cost of the property to the Partnership was $306,711. On July 6, 1995, the property was sold to Heartland Restaurant Corporation. The Partnership received Net Proceeds of Sale of $314,826 which resulted in a net cash gain on sale of $8,115. The Partnership's adjusted basis in the property, after depreciation, was $269,419. Accordingly, the sale of the property generated a taxable gain of $45,407, or $6.24 per outstanding limited partnership unit.

        The Partnership purchased the office building on December 13, 1986. The total cost was $434,623. The property was leased to Myron Andersen Construction, Inc. under a 10-year noncancellable triple-net Lease Agreement. In July, 1992, it became apparent that Myron Andersen Construction, Inc. would not be able to comply with the terms of the Lease Agreement and the Partnership replaced them with another lessee who, in 1993, filed for reorganization. Since 1993, the Partnership has had the property for sale or lease.

        On April 20, 1996, the property was sold to Sports West, L.L.C. The Partnership received net proceeds of sale of approximately $330,500 which resulted in a net cash loss of approximately $104,123. The Partnership's adjusted basis in the property, after depreciation was $311,500. Accordingly, the sale of the property generated a taxable gain of approximately $19,000, or $2.63 per outstanding limited partnership unit.

       The Partnership has distributed approximately $263,000, or approximately $36 per outstanding Limited Partnership Unit, of the Net Proceeds of Sale to cover income tax liabilities generated by the sales. The distribution of the Net Proceeds of Sale were made in the third and fourth quarter of 1995 and the first quarter of 1996 as part of the regular quarterly distribution, with the entire third quarter distribution of approximately $142,000 representing a distribution of Net
Proceeds of Sale. The distribution of Net Proceeds on Sale reduced the Adjusted Capital Contributions of Investors by $36 per outstanding limited partnership unit. The remainder of the proceeds would be reinvested in new properties, if the Investors approve the Amendment.

        In the event Investors do not approve the Amendment, Investors will receive a total distribution of approximately $2,200,000, or approximately $305 per outstanding limited partnership unit, from sale of the Applebee's, Cheddar's and office building properties. Of such amount, $263,000 has already been distributed to cover income tax liabilities of limited partners ($142,000 in the third quarter of 1995, $82,000 of the fourth quarter of 1995 and $39,000 of the first quarter of 1996). The balance of the Net Proceeds of Sale ($1,937,000 or $269 per unit) would to be distributed in the fourth quarter of 1996 if the amendment is not approved. The Net Proceeds of Sale not distributed will be retained by the Partnership as working capital reserves. The distribution of Net Proceeds on Sale would reduce the Adjusted Capital Contributions of Investors by $305 per outstanding limited partnership unit.

        The Applebee's, Cheddar's and office building generated rental revenues of $197,010 during the year ended December 31, 1994. If the proceeds from its sale are distributed, rather than reinvested, future Partnership revenues, and therefore cash distributions to investors, will be reduced by a corresponding amount.

Risks of Reinvestment

        The reinvestment of proceeds from the sale of these properties, like the original investment in properties by the Partnership, is subject to a number of risks, including the following:

           Investors will not be able to review in advance the properties in which proceeds are reinvested;

           Investors will not receive the cash generated from property sales until final liquidation of the Partnership and will have only limited rights to present their units for repurchase before then;

           Investors will be taxed on the full amount of gain generated from sale of properties but will receive distributions designed to cover potential tax effects at a tax rate of 35% that may not match their tax obligations;

           Proceeds will be reinvested in additional triple net leased commercial properties that are subject to the same risks of nonperformance, (including risks related to changing market values, tenant defaults, difficulty of resale, among others) as the original properties;

           The General Partners have a conflict of interest in proposing the Amendment because they will receive more aggregate reimbursements from the Partnership if proceeds are reinvested than they would if proceeds were not reinvested.

        Although the General Partners intend to reinvest any Net Proceeds of Sale in properties that will further the objectives of preserving capital, creating a favorable return through cash distributions from rentals, and appreciation realized on resale, there can be no assurances that such objectives will be achieved or that the ultimate distribution of Net Proceeds of Sale will be larger when the new properties are eventually sold.


                 INTEREST OF THE GENERAL PARTNER

        The General Partners will be reimbursed for any costs, including a proportionate amount of employee salary, benefit and overhead expense, they incur in completing any acquisition and in connection with management of the property in accordance with, and subject to the limitations in the Partnership Agreement. Generally, costs are allocated to the Partnership based on the daily timesheets of employees. The General Partners establish an hourly charge for each employee based on their salaries, benefit expense and overhead expense (the portion of rental, depreciation and other office charges necessary to maintain the employee) and the Partnership is charged for the amount of time speant by the employee on partnership activities multiplied by the time charge. To the extent that the Amendment to the Partnership Agreement is not approved, and the proceeds from the sale of the properties are not reinvested, the amount of capital under management by the General Partners through the Partnership, and the scope of the Partnership's operations, will be reduced and the General Partners would have to deploy its employees in other activities. Such reduced operations can be expected to reduce the aggregate amount of reimbursements that the General Partners receive from the Partnership. Reimbursements to the General Partners for expenses incurred have averaged approximately $125,000 per year during the past two years and aggregated $375,933 during the three years ended December 31, 1995. Such reimbursements will decrease if cash is distributed and fewer properties are under management in the Partnership.

        The  Managing General Partner holds 23 Units as a limited
partner  in  the  Partnership.   No  other  General  Partner   or
Affiliate of the General Partners holds any interest as a limited partner in the Partnership.

                          VOTING UNITS

        Voting by Investors on an Amendment of the Partnership Agreement is based upon Partnership units ("Voting Units"). As of July 1, 1996, there were 7,221.31667 Voting Units outstanding. Each Voting Unit is entitled to one vote. Fractions of Voting Units will be included in the total.

        To the best of the Managing General Partner's knowledge, there is no beneficial owner holding five percent or more of the Voting Units including the General Partners.

        In order for the proposed Amendment to be adopted, a majority of the Voting Units must be voted in favor of the Amendment. Because an abstention will not be counted as a vote for the Amendment, it would have the effect of a vote against the Amendment.

                      PROCEDURES FOR VOTING

        Accompanying this Consent Statement is a Consent Form for each Investor with respect to his/her unit ownership in the Partnership. By checking the appropriate box, each Investor can indicate whether he/she votes FOR or AGAINST or abstains as to the proposed Amendment. If any Investor returns a Consent Form duly signed without checking any box, he/she will be deemed to have voted FOR the Amendment.

        An Investor who votes against, or abstains, does not have appraisal or similar rights under Minnesota law.

       The Managing General Partner has fixed the close of business on July 1, 1996 as the record date for the determination of the Investors entitled to vote on the proposed Amendment; the close of business on October 31, 1996 as the date by which Consent Forms must be received by the Managing General Partner in order to be counted; and November 1, 1996 as the date on which the consents are to be counted. An Investor may revoke his/her/its consent at any time prior to October 31, 1996, provided written revocation is received by the Managing General Partner prior to that date.

       The cost of solicitation of consents of the Investors will be borne by the Partnership. The solicitations will be made by the mails. This Consent Statement was first mailed to Investors on July 31, 1996. Staff of the Managing General Partner will be available by telephone to answer any questions concerning this Consent.

                   INCORPORATION BY REFERENCE

        The  information  included under the captions  "Financial
Statements   and   Notes  to  Financial  Statements,"   "Selected
Financial  Data"  and  Management's Discussion  and  Analysis  of
Financial   Condition   and  Results  of   Operations"   of   the
Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1995, as amended on August 30, 1996, Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996 and Current Report on Form 8-K dated April 24, 1996 is hereby incorporated by reference. Copies of such sections are being delivered to you with this consent statement.


                            BY  ORDER OF  THE BOARD OF DIRECTORS
                            OF AEI FUND MANAGEMENT 86-A, INC.



                            Robert P. Johnson, President




       Exhibit A


                      PROPOSED AMENDMENT OF
                LIMITED PARTNERSHIP AGREEMENT OF
                    AEI REAL ESTATE FUND 86-A


         Changes in the existing provisions of the Limited Partnership Agreement that would be made by the proposed Amendment are shown below. Existing provisions proposed to be omitted are enclosed in brackets. New matter is printed in bold.

        SECTION 5.4 DISTRIBUTION OF NET PROCEEDS OF SALE

       5.4 Distribution of Net Proceeds of Sale. Upon financing, refinancing, sale or other disposition of any of the Properties, Net Proceeds of Sale may be reinvested in additional properties until [a date 60 months after the date on which the offer and sale of units pursuant to the Prospectus is terminated], the General Partner determines that it is in the best interests of
the   Partnership  to  begin  liquidation  of  the   Partnership;
provided, however, that sufficient cash is distributed to the Limited Partners to pay state and federal income taxes (assuming Limited Partners are taxable at the lesser of (i) a 40% rate on ordinary income and a 16% rate on capital gain income or (ii) the maximum marginal tax rates then in effect) created as a result of such transaction.


    IMPORTANT                                     IMPORTANT

          AEI REAL ESTATE FUND 86-A LIMITED PARTNERSHIP

                   CONSENT OF LIMITED PARTNERS
             This consent is solicited by the Board
         of Directors of AEI Fund Management 86-A, Inc.,
                  The Managing General Partner

       The undersigned, a Limited Partner of AEI Real Estate Fund 86-A Limited Partnership (the "Partnership"), hereby consents (unless otherwise directed below) to the proposal identified below to adopt an Amendment to Section 5.4 of the Limited
Partnership   Agreement  of  the  Partnership  (the  "Partnership
Agreement"), as more fully described in the Consent Statement (the "Proposal"). By voting for the Proposal, the undersigned hereby appoints AEI Fund Management 86-A, Inc. as its attorney-in-fact with power to sign and acknowledge on its behalf any instrument that may be necessary to evidence the Amendment to the Partnership Agreement and any corresponding Amendment to the Certificate of Limited Partnership.

       Please date and sign this Consent below and return it in the enclosed, postage paid envelope. To be counted, this Consent must be received not later than the close of business on October
31, 1996.

Adoption of Amendment to Section 5.4 of the Partnership Agreement

    [ ]   FOR            [ ]   AGAINST             [ ]   ABSTAIN


        The Partnership Units held by the signing Limited Partner will be voted as directed. They will be voted "FOR" the Proposal if no box is checked.

        Please sign exactly as your name appears below. When Partnership units are held by joint tenants, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT.

Dated:          , 1996


______________________________________     ________________________________
Signature                                  (if held jointly)




September 23, 1996



Dear AEI Fund 86-A Investor:

     The enclosed Consent Statement proposes an amendment to the Partnership Agreement that will, if approved by a majority of the Partners, allow this Fund to reinvest a portion of the proceeds from property sales into replacement net leased properties. When a Fund such as this is originally organized, it is intended that the properties acquired will be held for an extended period of time_usually 10 to 12 years. That provides time for the distribution of income from rents and time for the property to potentially appreciate in value. From time to time, however, it is advantageous for the Fund to sell a property earlier than anticipated if a gain can be realized.

     Your Fund's Partnership Agreement requires the distribution of ALL of the proceeds from any sale of properties. For the reasons outlined in the enclosed Consent Statement, we believe that it would be advantageous for your Fund to be able to sell certain of its properties, distribute a portion of any profits realized to cover income tax liabilities (at a rate of 35% of the gain realized), and reinvest the balance of such proceeds into replacement properties, until the final liquidation of the Fund occurs. To facilitate this, we are proposing an amendment to the Partnership Agreement. Although we believe reinvestment will allow us to maximize the Partnership's profit potential and avoid an erosion of its asset base, reinvestment of sales proceeds will affect you in a number of ways and involve a number of risks including the following:

    If the Amendment is approved Investors will not receive the cash generated from property sales that is reinvested, including an additional $269 of cash from recent sales that will be distributed absent approval of the Amendment, until final liquidation of the Partnership and will have only limited rights to present their units for repurchase before then. There can be no assurances that the properties in which proceeds are reinvested if the Amendment is approved will generate periodic distributions, if any, in excess of what an Investor would receive from an alternative investment.

    The Amendment may render more difficult the disposition of properties within the original intended life of the Partnership. The General Partners intend to commence final disposition of properties by the year 2,000, although the disposition of any particular property may be delayed based on market and other conditions. The Partnership Agreement provides that the Partnership must be liquidated by, and the ultimate distribution of its assets could be delayed until, the year 2036.

    The General Partners have a conflict of interest in proposing the Amendment because they will receive more aggregate reimbursements from the Partnership if proceeds are reinvested than they will if proceeds were not reinvested. Reimbursements to the General Partners have averaged approximately $125,000 per year during the past two years and aggregated $375,933 during the three years ended December 31, 1995. Such reimbursements will decrease if cash is distributed and fewer properties are under management in the Partnership.

    Proceeds will be reinvested in additional triple net leased commercial properties that are subject to many of the same risks of nonperformance, (including risks related to changing market values, tenant defaults, difficulty of resale, among others) as the original properties.

    Investors will be taxed on the full amount of gain generated from sale of properties but will receive distributions designed to cover potential tax effects assuming only a federal tax rate of 35%. If the Amendment is approved, Investors who have higher combined federal and state tax rates may not receive distributions from such sales adequate to cover their tax liabilities.

          Investors will not be able to review in advance the properties in which proceeds are reinvested.

     Your General Partner recommends you vote "FOR" this proposed Amendment. Please vote "FOR" on the Consent Statement vote form and return it in the prepaid envelope today. If you have any questions regarding your Fund, or this Consent Statement, please call AEI Investment Services at 1-800-328-3519.

     Thank you for your immediate attention to this matter.